ARBEIDSOVEREENKOMST VAN ONBEPAALDE DUUR	EMPLOYMENT CONTRACT FOR AN INDEFINITE TERM

Deze arbeidsovereenkomst (de Arbeidsovereenkomst) is gesloten tussen:	This employment contract (the Employment Contract) is concluded between:

Stoneridge Electronics AB, met zetel te Gustav III:s Boulevard 26, 16973 Solna, Sweden, opgericht naar het recht van Zweden met ondernemingsnummer 556442-9388;	Stoneridge Electronics AB, having its seat at Gustav III:s Boulevard 26, 16973 Solna, Sweden, incorporated under the laws of Sweden under company number 556442-9388;

Vertegenwoordigd door James Zizelman, in de hoedanigheid van President and Chief Executive Officer of Stoneridge, Inc. and Chair of the Board of Directors of Stoneridge Electronics AB;	Represented by James Zizelman, in the capacity of President and Chief Executive Officer of Stoneridge, Inc. and Chair of the Board of Directors of Stoneridge Electronics AB;

Hierna de Werkgever of de Vennootschap genoemd;	Hereafter referred to as the Employer or the Company;

EN:	AND:

Mevrouw Natalia Noblet	Ms Natalia Noblet
wonende te [address];	domiciled at [address];

Hierna de Werknemer genoemd,	Hereafter referred to as the Employee,

Hierna gezamenlijk de Partijen genoemd en elk afzonderlijk een Partij.	Hereafter jointly referred to as the Parties and each individually as a Party.

WORDT HET VOLGENDE OVEREENGEKOMEN:	IT IS AGREED AS FOLLOWS:

Artikel 1.Functie en taken	Article 1.Function and tasks
1.1De Werkgever werft de Werknemer voltijds aan in de hoedanigheid van President van Stoneridge Electronics, geclassificeerd als een Section 16 Officer.	1.1The Employer hires the Employee on a full-time basis in the capacity of President of Stoneridge Electronics, classified as a Section 16 Officer.
1.2Partijen erkennen en aanvaarden dat het, gelet op de functie uitgeoefend door de Werknemer, onmogelijk is om een opsomming te geven van de taken van de Werknemer en dat alle taken die rechtstreeks of onrechtstreeks nuttig zijn voor de uitoefening van de functie deel uitmaken van de werkzaamheden van de Werknemer.

1.2Parties acknowledge and agree that, taking into account the function of the Employee, it is impossible to give an enumeration of the tasks of the Employee, and that all tasks directly or indirectly useful for the performance of the function, will be a part of the Employee’s tasks.

1.3De functie en taken van de Werknemer kunnen door de Werkgever worden aangepast om rekening te houden met de ontwikkeling van de Vennootschap en haar activiteiten. Partijen erkennen en aanvaarden dat, gezien de door de Werknemer uitgeoefende functie, flexibiliteit noodzakelijk is wat betreft de taken en verantwoordelijkheden. De Werknemer gaat ermee akkoord dat de Werkgever in functie van de noodwendigheden van de Vennootschap dienvolgens aan de Werknemer andere taken en verantwoordelijkheden kan opleggen voor zover deze verband houden met de kwalificaties of met de ervaring van de Werknemer en geen vermindering met zich brengen van het salaris waarop de Werknemer recht heeft.

1.3The function and tasks of the Employee can be adapted by the Employer in order to take into account the development of the Company and of its activities. Parties agree and accept that, taking into account the function of the Employee, flexibility with regard to the tasks and responsibilities is required. The Employee agrees that depending on the needs of the Employer, the Employer can therefore impose other tasks and responsibilities upon the Employee in so far as these are related to the qualifications or experience of the Employee, and do not result in a decrease of the remuneration the Employee is entitled to.

1.4De Werknemer aanvaardt uitdrukkelijk dat geen enkele van de hiervoor bedoelde wijzigingen van de taken of verantwoordelijkheden door de Werkgever kan aanzien worden als zijnde een wijziging van een essentieel bestanddeel van de Arbeidsovereenkomst.

1.4The Employee explicitly accepts that the modifications of the tasks and responsibilities as mentioned above by the Employer cannot be considered as a modification of an essential feature of this Employment Contract.

1.5Partijen erkennen en aanvaarden uitdrukkelijk dat de Werknemer een leidinggevende functie of een vertrouwenspost bekleedt in de zin van het Koninklijk Besluit van 10 februari 1965 en dat de Werknemer bijgevolg niet is onderworpen aan de bepalingen van de wet van 16 maart 1971 betreffende de arbeidsduur. Uren die gepresteerd zouden worden bovenop of buiten het werkrooster dat van toepassing is voor de Werknemer zullen dus geen recht geven op de betaling van overuren en/of de toekenning van inhaalrust. Het hierna overeengekomen salaris waarop de Werknemer recht heeft, dekt alle prestaties.

1.5The Parties explicitly acknowledge and agree that the Employee is entrusted with managerial or supervisory functions in the sense of the Royal Decree of 10 February 1965 and that therefore, the Employee is not subject to the rules set out by the Labour Act of 16 March 1971 regarding working time. Work hours performed in addition to or after the regular working hours will therefore not grant any entitlement of payment of overtime pay and/or compensatory rest. The salary agreed upon below compensates all and any of the work and activities.

Artikel 2.Plaats van tewerkstelling	Article 2.Workplace
2.1Gelet op de door de Werknemer uitgeoefende functie, aanvaarden en erkennen de Partijen dat ook flexibiliteit is vereist wat betreft de plaats van tewerkstelling. De Werknemer gaat ermee akkoord om in principe de activiteiten onder deze Arbeidsovereenkomst uit te oefenen op haar woonplaats, maar tevens op elke andere plaats die door de Werkgever zal worden aangegeven.

2.1Given the Employee’s function, Parties accept and agree that flexibility with regard to the location of the workplace is required as well. The Employee agrees to perform the duties under this Employment Contract in principle at her home office, but also at any other location that will be indicated by the Employer.

2.2De Werknemer aanvaardt uitdrukkelijk dat de plaats van tewerkstelling geen essentieel bestanddeel is van de Arbeidsovereenkomst.	2.2The Employee explicitly accepts that the location of the workplace does not constitute an essential feature of the Employment Contract.

Artikel 3.Arbeidstijd	Article 1.Working time
3.1Gelet op de leidinggevende functie of vertrouwenspost van de Werknemer, zoals bedoeld in artikel 1.5 van de Arbeidsovereenkomst, zal zij de arbeidstijd verrichten die nodig is voor de goede uitoefening van haar functie en haar verantwoordelijkheden onder deze Arbeidsovereenkomst.

3.1Considering the Employee’s managerial or supervisory function, as referred to in Article 1.5 of the Employment Contract, she shall perform the working time that is required for the proper execution of her function and her responsibilities pursuant to this Employment Contract.

3.2Partijen komen overeen dat dit in beginsel minimum 38 uur tijdens “normale’ kantooruren zal bedragen.	3.2Parties agree that this shall in principle represent at least 38 hours during ‘regular’ business hours.

Artikel 4.Duur van de Arbeidsovereenkomst	Article 4.Duration of the Employment Contract
4.1De Werkgever neemt de Werknemer in dienst vanaf 2 september 2024.	4.1The Employer hires the Employee as from 2 September 2024.
4.2Deze Arbeidsovereenkomst wordt aangegaan voor onbepaalde duur.	4.2This Employment Contract is entered into for an indefinite period.
4.3Behoudens in geval van dringende reden, kan geen enkele Partij deze Arbeidsovereenkomst verbreken zonder geldige opzegging conform het Belgisch recht.	4.3Except in case of a gross misconduct, no Party can terminate this Employment Contract without a valid notice in accordance with the Belgian legislation.
4.4In geval van beëindiging van de Arbeidsovereenkomst door de Werkgever zal de	4.4In the event of termination of the Employment Contract by the Employer, the notice opzeggingstermijn 12 maanden bedragen, onder voorbehoud van gunstigere wettelijke bepalingen. In geval van beëindiging van de Arbeidsovereenkomst door de Werknemer zal de opzeggingstermijn 6 maanden bedragen.
period will be equal to 12 months, subject to more favourable legal provisions. In the event of termination of the Employment Contract by the Employee, the notice period will be equal to 6 months.
4.5De Werknemer komt in aanmerking voor deelname in het Executive Severance Plan, dat apart wordt overgemaakt en dat geldt onder voorbehoud van toepasselijk recht.	4.5The Employee is eligible to participate in the Executive Severance Plan, which will be provided separately and which will apply subject to applicable law.
4.6De Werknemer komt in aanmerking voor een Change In Control Agreement, die apart zal worden overgemaakt en die zal gelden onder voorbehoud van toepasselijk recht.	4.6The Employee is also eligible to a Change In Control Agreement, which will be provided separately and which will apply subject to applicable law.

Artikel 5.Salaris en vakantiegeld	Article 5.Salary and holiday pay
5.1Het bruto maandsalaris van de Werknemer bedraagt 27.729,86 EUR, maandelijks betaalbaar bij het verstrijken van elke maand door storting op de bankrekening die door de Werknemer aan de Werkgever zal worden aangeduid.

5.1The Employee’s gross fixed monthly salary amounts to EUR 27,729.86, payable on a monthly basis after the end of every month, by wire transfer to the bank account that will be indicated by the Employee to the Employer.

5.2De Werknemer komt in aanmerking voor een jaarlijkse herziening van haar basissalaris, met een eerste mogelijke herziening uiterlijk in januari 2025.	5.2The Employee is eligible to a review of her base salary on an annual basis, with a first potential review no later than January 2025.
5.3De Werknemer ontvangt tevens een dertiende maand, in overeenstemming met de toepasselijke wettelijke voorschriften.	5.3The Employee will also receive a thirteenth month payment, in accordance with the applicable legal provisions.
5.4De Werkgever zal eveneens het vakantiegeld betalen, berekend overeenkomstig het Belgisch recht.	5.4The Employer will also pay the holiday pay, calculated in accordance with Belgian law.
5.5Het totale bruto basisjaarloon van de Werknemer (maandloon, dertiende maand en vakantiegeld) bedraagt bijgevolg 386.000 EUR.	5.5The Employee’s total gross annual base salary (monthly salary, thirteenth month and holiday pay) is therefore equal to EUR 386,000.
5.6De brutobedragen zullen worden betaald na aftrek van de sociale en fiscale lasten, persoonlijke bijdragen in de groepsverzekering zoals voorzien in Artikel 8, en eventueel van andere wettelijke inhoudingen.

5.6The gross amounts will be paid after deduction of social security contributions, income tax, personal contributions to the group insurance referred to in Article 8, and other possible legal withholdings.

5.7De Werknemer heeft recht op 20 betaalde vakantiedagen per jaar, vastgesteld overeenkomstig de toepasselijke wettelijke bepalingen.	5.7The Employee is entitled to 20 paid holidays per year, determined according to the applicable legal provisions.
5.8Daarnaast heeft de Werknemer recht op 5 extralegale vakantiedagen per jaar.	5.8In addition, the Employee is entitled to 5 extra-legal holidays per year.
5.9Die vakantiedagen moeten worden opgenomen op in gezamenlijk overleg vastgestelde tijdstippen, rekening houdende met de belangen van de Werkgever. Niet-opgenomen vakantiedagen kunnen niet worden overgedragen naar een volgend kalenderjaar. Vanaf de indiensttreding heeft de Werknemer recht op volledige toekenning van betaalde vakantiedagen zoals vermeld in dit artikel 5. De betaalde vakantiedagen voor 2024 worden pro rata toegekend. In 2025 en daarna jaarlijks heeft de Werknemer recht op 20 betaalde vakantiedagen per

5.9Holidays must be taken on days that have been determined during joint consultation, taking into account the interests of the Employer. Holidays that are not taken cannot be carried over to the next calendar year. As from the start of employment, the Employee has the right to full allocation of paid holidays as stated in this Article 5. 2024 paid holidays will be allocated on a pro rata basis. 2025 and annually thereafter, Employee is entitled to 20 paid holidays per year per Article 5.7 and 5 extra-legal holidays per year per Article 5.8.

jaar overeenkomstig artikel 5.7 en op 5 extralegale vakantiedagen per jaar overeenkomstig artikel 5.8.

Artikel 6.Maaltijdcheques en ecocheques	Article 6.Meal vouchers and eco vouchers
6.1De Werknemer is gerechtigd op een maaltijdcheque per effectief gepresteerde werkdag. De tussenkomst van de Werkgever bedraagt 6.91 EUR per maaltijdcheque en de tussenkomst van de Werknemer bedraagt 1.09 EUR per maaltijdcheque voor elke effectief gepresteerde werkdag.

6.1The Employee is entitled to a meal voucher per working day effectively completed. The Employer’s contribution amounts to EUR 6.91 and the Employee’s contribution amounts to EUR 1.09 per meal voucher for each working day effectively completed.

6.2De Werknemer is gerechtigd op ecocheques overeenkomstig de toepasselijke sector-CAO.	6.2The Employee is entitled to eco vouchers, in accordance with the applicable industry-wide CBA.

Artikel 7.Bonus, premies en voordelen	Article 7.Bonuses, premiums and benefits
7.1De Werknemer komt in aanmerking voor een eenmalige tekenbonus (“sign-on” bonus) van 150.000 EUR, betaalbaar één jaar na de startdatum zoals bedoeld in artikel 4.1 van deze Arbeidsovereenkomst en op voorwaarde dat zij gedurende minstens 12 maanden na ontvangst ervan in dienst blijft van de Vennootschap. Indien de Werknemer de Vennootschap vrijwillig verlaat binnen 12 maanden na ontvangst van de sign-on bonus, verbindt de Werknemer zich er toe om 100% van de sign-on bonus terug te betalen.

7.1The Employee is eligible for a one-time sign-on bonus equal to an amount of EUR 150,000, to be paid in one lump sum one year after the start date as referred to in Article 4.1 of this Employment Contract and provided that the Employee stays in service of the Company for a period of at least 12 months from receipt of this sign-on bonus. Should the Employee voluntarily leave the Company within 12 months of receiving the sign-on bonus, the Employee agrees to 100% repayment of the sign-on bonus.

7.2De Werknemer komt in aanmerking om deel te nemen aan een Annual Incentive Plan (AIP) tegen een target van 60% van haar jaarlijkse brutosalaris (basissalaris zoals bedoeld in artikel 5.1 van deze Arbeidsovereenkomst x 13,92). De AIP biedt de mogelijkheid om een bonus te verdienen tussen 50% en 200% van de target, gebaseerd op prestaties van de Vennootschap en individuele prestaties. De voorwaarden tot het bekomen ervan zullen worden vastgelegd in de AIP. De Werknemer komt in aanmerking om deel te nemen aan het AIP 2024, pro rata vanaf haar startdatum zoals bedoeld in artikel 4.1 van deze Arbeidsovereenkomst, met uitbetaling in maart 2025.

7.2The Employee is eligible to participate in an Annual Incentive Plan (AIP) at a target of 60% of her annual gross salary (base salary as referred to in Article 5.1 of this Employment Contract x 13.92). The AIP shall provide the opportunity to earn a bonus ranging from 50% to 200% of Target, based on Company and individual performance. The conditions to be fulfilled in order to obtain such bonus will be determined in the AIP. The Employee will be eligible to participate in the 2024 AIP, prorated as of her start date as referred to in Article 4.1 of this Employment Contract, with payout in March 2025.

7.3De Werknemer komt in aanmerking om deel te nemen aan een Long-Term Incentive Plan (LTIP) tegen een target van 60% van haar jaarlijkse brutosalaris (basissalaris zoals bedoeld in artikel 5.1 van deze Arbeidsovereenkomst x 13,92). LTIP-toekenningen worden gedaan naar goeddunken van het Compensation Committee van de Raad van Bestuur van Stoneridge en worden doorgaans goedgekeurd in het eerste kwartaal van elk kalenderjaar. De voorwaarden tot het bekomen ervan zullen worden vastgelegd in de LTIP. De Werknemer komt in aanmerking om deel te nemen aan het LTIP vanaf 2024, pro rata vanaf haar startdatum zoals bedoeld in artikel 4.1 van deze Arbeidsovereenkomst, met uitbetaling in maart 2025.

7.3The Employee is eligible to participate in a Long-Term Incentive Plan (LTIP) at a target of 60% of her annual gross salary (i.e., base salary as referred to in Article 5.1 of this Employment Contract x 13.92). LTIP awards are made at the discretion of the Compensation Committee of the Stoneridge Board of Directors and are typically approved during the first quarter of each calendar year. The conditions to be fulfilled in order to obtain such award will be determined in the LTIP. The Employee will be eligible to participate in the LTIP as from 2024, prorated as of her start date as referred to in Article 4.1 of this Employment Contract, with pay-out in March 2025.

7.4De Werknemer komt in aanmerking voor een Special Equity Grant van tijdgebonden Stoneridge aandelen ter waarde van 150.000$, toe te kennen binnen één (1) week na de startdatum zoals bedoeld in artikel 4.1 van deze Arbeidsovereenkomst en die verworven zal zijn (zal “vesten”) twee (2) jaar na de toekenningsdatum op voorwaarde dat de Werknemer op die datum nog in dienst zal zijn van de Vennootschap.

7.4The Employee will be eligible for a Special Equity Grant of time-based Stoneridge shares equivalent to USD $150,000, to be granted within one (1) week of the start date as referred to in Article 4.1 of this Employment Contract and to vest two (2) years from the grant date provided that the Employee will on that date still be in service of the Company.

7.5Partijen komen overeen dat gratificaties, premies of welke andere voordelen met inbegrip van de bonus bedoeld in dit artikel, andere dan degene voorzien door wettelijke of reglementaire bepalingen, door de Werkgever onder welke vorm of benaming dan ook occasioneel of op het einde van het jaar toegekend, enkel een vrijgevigheid zijn en aan de Werknemer geen enkel recht toekennen voor de toekomst en dit zelfs niet als ze op regelmatige basis worden toegekend. Hun toekenning kan dus door de Werkgever op elk ogenblik worden gewijzigd, geschorst of afgeschaft.

7.5Parties agree that all gratifications, premiums or any other benefits including the bonus mentioned in this article, other than those provided for in statutory law or regulations, granted by the Employer in any form or under any name whatsoever, occasionally or at the end of the year, constitute a mere gift. They do not entail any future right for the Employee and this even if they have been granted on a regular basis. The Employer may therefore alter, suspend or stop their allocation at any time.

7.6Onder voorbehoud van andersluidende bepalingen van dwingend recht, zijn alle gratificaties, premies, bonussen of voordelen niet pro rata temporis betaalbaar.	7.6Unless provided otherwise by mandatory statutory law, none of the above-mentioned gratifications, premiums, bonuses or benefits are payable pro rata.
De Werknemer zal slechts recht hebben op deze gratificaties, premies, bonussen of voordelen en toekenningen die onderhavig zijn aan een “vesting”mechanisme zullen slechts verworven worden, op voorwaarde dat de Werknemer in dienst is van de Werkgever op het ogenblik waarop ze normaal betaalbaar zijn of, volgens een “vesting”mechanisme verworven worden. Partijen komen uitdrukkelijk overeen dat deze voorwaarde een opschortende voorwaarde uitmaakt in de zin van artikel 5.139 en volgenden van het Burgerlijk Wetboek.

The Employee will only be entitled to these gratifications, premiums, bonuses or benefits, and grants that are subject to a vesting mechanism shall only vest, provided that the Employee is in service of the Employer on the date on which they shall normally be payable or on which they shall normally vest. Parties explicitly agree that this condition constitutes a condition precedent within the meaning of Article 5.139 and following of the Civil Code.

Artikel 8.1Groeps- en hospitalisatieverzekering	Article 8.Group and hospitalisation insurance
8.1De Werknemer is gerechtigd op deelname in een hospitalisatieverzekering conform de overeenkomst gesloten tussen de Werkgever en de verzekeraar. De werknemer krijgt een vergoeding voor de aanvullende ziektekostenverzekering in termen van ziekenhuisopname en poliklinische medische kosten.

8.1The Employee is entitled to participation in hospitalisation insurance in accordance with the agreement entered into by the Employer and the insurance company. The employee will be reimbursed for the complementary medical insurance in terms of hospitalization and outpatient medical expenses.

8.2De Werknemer verder ook gerechtigd op deelname in een groepsverzekering (aanvullend pensioenplan), met overlijdensdekking, conform de overeenkomst gesloten tussen de Werkgever en de verzekeraar.
8.2The Employee is furthermore also entitled to participation in a group insurance (complementary pension plan), including coverage for death-in-service, in accordance with the agreement entered into by the Employer and the insurance company.

Partijen komen overeen dat deze dergelijk aanvullend pensioenplan zal worden gefinancierd door werkgeversbijdragen ten belope van 9% van het bruto basisloon van de Werknemer zoals voorzien in Artikel 5.1 en van 4,5% van de bonusbedragen waarop de
Parties agree that such complementary pension plan will be financed by employer contributions at a rate of 9% of the Employee’s gross base salary referred to in Article 5.1 and 4.5% of the Employee’s gross bonus amounts that the Employee would become entitled to

Werknemer overeenkomstig Artikels 7.2 recht zou hebben, alsook door persoonlijke werknemersbijdrage ten belope van 1% van het bruto basisloon van de Werknemer zoals voorzien in Artikel 5.1.	pursuant to Articles 7.2, as well as by employee contributions at a rate of 1% of the Employee’s gross base salary referred to in Article 5.1.
8.3De Werknemer gaat ermee akkoord dat haar persoonlijke bijdragen zoals voorzien in Artikel 8.2 hierboven zullen worden ingehouden op het basisloon dat haar wordt uitbetaald.	8.3The Employee agrees that her personal contributions referred to in Article 8.2 above will be withheld from the base salary that is paid out to her.

Artikel 9.Smartphone en laptop	Article 9.Smartphone and laptop
9.1De Werkgever stelt een smartphone ter beschikking van de Werknemer.	9.1The Employer will provide a mobile phone to the Employee.
De Werknemer mag deze smartphone ook aanwenden voor persoonlijke doeleinden. Het voordeel in natura dat voortvloeit uit het privégebruik van de smartphone wordt forfaitair bepaald op jaarbasis conform de van toepassing zijnde sociale zekerheidswetgeving.
The Employee may also use this mobile phone for private purposes. The benefit in kind resulting from the private use of the mobile phone is determined yearly on a lump-sum basis in accordance with the applicable social security legislation.
9.2De Werkgever stelt de Werknemer eveneens een laptop ter beschikking die de Werknemer mag aanwenden voor persoonlijke doeleinden. Het voordeel in natura dat voortvloeit uit dit privégebruik wordt forfaitair bepaald op jaarbasis conform de van toepassing zijnde sociale zekerheidswetgeving.

9.2The Employer will also provide a laptop to the Employee, which the Employee may use for private purposes. The benefit in kind resulting from this private use is determined yearly on a lump-sum basis in accordance with the applicable social security legislation.

9.3De Werknemer verbindt zich ertoe de smartphone en de laptop die door de Werkgever ter beschikking worden gesteld, te gebruiken als een goede huisvader.	9.3The Employee undertakes to use the mobile phone and laptop, which have been made available by the Employer with due care and prudence.

Artikel 10.Bedrijfswagen	Article 10.Company car

De Werknemer heeft recht op een maandelijkse vergoeding van 2.500 EUR netto, bedoeld om een wagen, de verzekering daarvan en alle andere mogelijke gerelateerde kosten te dekken.	The Employee is entitled to a monthly car allowance of EUR 2,500 net, intended to cover a vehicle, its insurance and all other potential vehicle-related expenses.

Artikel 11.Belastingvoorbereiding ondersteuning	Article 11.Tax preparation support
De Vennootschap zal ondersteuning bij belastingvoorbereiding door een boekhouder of een fiscaal adviseur financieren gedurende drie jaar vanaf de start datum zoals bedoeld in Artikel 4.1. van deze Arbeidsovereenkomst. De facturen van de desbetreffende boekhouder of fiscaal adviseur dienen rechtstreek aan de Vennootschap gericht en verzonden te worden. De Vennootschap verbindt zich ertoe om, bij het aflopen van deze driejarige periode en in overleg met de Werknemer, na te gaan en te heroverwegen of aanvullende ondersteuning nodig is na deze driejarige periode.
The Company will finance tax preparation support by an accountant or a tax consultant three years as of the start date as referred to in Article 4.1 of this Employment Contract. Invoices from the relevant accountant or tax consultant shall be addressed and sent directly to the Company. The Company undertakes to review and consider, upon expiration of this three-year period and in consultation with the Employee, whether any additional support will be needed after that three-year period.

Artikel 12.Schoolkosten	Article 12.Company-paid education
De Werkgever verbindt zich er toe om zodra de echtgenoot van de Werknemer het recht op terugbetaling van schoolkosten verliest, te voorzien in	The Employer undertakes, if the Employee's spouse loses the right to reimbursement of education expenses, to provide a reimbursement of these een terugbetaling van deze schoolkosten ten belope van 50% van de totale schoolkost zolang hun twee kinderen in de middelbare school zijn ingeschreven. In voorkomend geval verbindt de Werknemer zich er toe om het bewijs voor te leggen dat haar echtgenoot dit recht op terugbetaling verloren is en om de nodige rechtvaardigingsstukken over te maken.
education expenses for a maximum amount of 50% of the total education cost as long as their two children are enrolled in secondary school. In this event, the Employee undertakes to provide evidence that her spouse has lost this right to reimbursement and to produce the necessary supporting documents.

Artikel 13.Onkosten	Article 13.Expenses
13.1De kosten die de Werknemer maakt bij de uitvoering van onderhavige Arbeidsovereenkomst worden door de Werkgever terugbetaald mits voorlegging van de rechtvaardigingsstukken, voor zover deze kosten vooraf door de Werkgever werden goedgekeurd.

13.1The expenses the Employee incurs whilst performing the present Employment Contract will be reimbursed by the Employer upon presentation of supporting documents, to the extent that these costs have been approved in advance.

13.2De Werkgever zal aan de Werknemer maandelijks een forfaitaire onkostenvergoeding van 150 EUR betalen als vergoeding voor de kosten die verbonden zijn aan de door hem te verrichten huisarbeid.	13.2The Employer will pay the Employee a monthly cost allowance of EUR 150 as reimbursement for the costs incurred in relation to the home office work to be performed by the Employee.
13.3Alle zakelijke verplaatsingen met Brussel als vertrekpunt worden door de Vennootschap terugbetaald mits voorlegging van de rechtvaardigingsstukken.	13.3All reasonable business travel with Brussels as a starting point will be reimbursed by the Company upon presentation of supporting documents.
13.4Aangezien bovengenoemde vergoedingen een vergoeding uitmaakt voor werkelijk gemaakte kosten, kunnen deze nooit worden beschouwd als onderdeel van het salaris van de Werknemer.	13.4Since the above-mentioned compensation constitute compensation for expenses actually incurred, they can never be considered as part of the Employee’s salary.
Artikel 14.Arbeidsongeschiktheid	Article 14.Work incapacity
14.1In geval van arbeidsongeschiktheid wegens ongeval of ziekte, is de Werknemer ertoe gehouden de Werkgever onmiddellijk op de hoogte te brengen of te laten brengen en hem een medisch attest voor te leggen of te laten voorleggen binnen de twee werkdagen vanaf de aanvang van de periode van arbeidsongeschiktheid.

14.1If the Employee is not able to work because of an illness or an accident, the Employee must immediately inform the Employer or have the Employer informed. The Employee must submit or have submitted a medical certificate within two working days following the first day of the incapacity.

14.2Het medisch attest moet de datum aanduiden waarop de arbeidsongeschiktheid aanving, de vermoedelijke duur van de afwezigheid opgeven en vermelden of het verlaten van de woonst of het verblijf al dan niet is toegestaan. In geval de arbeidsongeschiktheid voortduurt, moet de Werknemer zonder verwijl en uiterlijk binnen de twee werkdagen volgend op de verlenging van de arbeidsongeschiktheid een nieuw medisch attest verschaffen of laten verschaffen aan de Werkgever. Indien de Werkgever niet is ingelicht of bij het niet (tijdig) bezorgen of laten bezorgen van het medisch attest, verliest de Werknemer het recht op het behoud van het loon voor de dagen van ongeschiktheid voorafgaand aan de datum waarop de Werkgever is ingelicht of het attest hem werd afgegeven en dit alles onder voor behoud van alle andere rechten van de Werkgever.

14.2The medical certificate must mention the date on which the industrial disability begun, the probable duration of the absence and whether the Employee is allowed to leave their residence or not. In the case the work incapacity persists, the Employee must immediately and at the latest within the two working days following the extension of the industrial disability submit or have submitted a new medical certificate to the Employer. If the Employer has not been informed or in case the medical certificate has not been provided (timely), the Employee loses the entitlement to the guaranteed salary for the days of the work incapacity preceding the date on which the Employer was informed or provided with the medical certificate, without prejudice to any rights of the Employer.

14.3In geval van arbeidsongeschiktheid stemt de Werknemer ermee in zich te onderwerpen aan een medisch onderzoek door de door de Werkgever aangewezen geneesheer. Op verzoek, en zolang de arbeidsongeschiktheid dit niet verhindert, zal de Werknemer zich naar het kantoor van de controlerend geneesheer begeven.

14.3In the event of work incapacity, the Employee agrees to undergo a medical examination by the medical physician appointed by the Employer. Upon request, and as long as the work incapacity does not prevent it, the Employee will go to the office of the medical officer.

Artikel 15.Vertrouwelijkheid	Article 15.Confidentiality
15.1De Werknemer erkent dat alle gegevens, knowhow, formules, samenstellingen, werkwijzen, documenten, studies, schema’s, foto’s, plannen, grafische voorstellingen, tekeningen, specificaties, uitrustingen, stalen, rapporten, klantenlijsten, informatie betreffende klanten, prijzen, ontdekkingen, onderzoeksresultaten of testresultaten, uitvindingen, en elke andere informatie van welke aard ook die aan de Werknemer in het kader van onderhavige Arbeidsovereenkomst of naar aanleiding ervan zal onthuld worden door de Werkgever of door enige andere vennootschap van de groep waartoe de Werkgever behoort, een vertrouwelijk karakter hebben (Vertrouwelijke Informatie).

15.1The Employee acknowledges that any information, knowhow, formulas, compositions, methods, documents, studies, flowcharts, photos, plans, graphical presentations, drawings, specifications, material, examples, reports, client lists, information regarding clients, prices, discoveries, research results or test results, inventions and any other information of any kind that the Employer or a company that belongs to the same group of companies as the Employer would reveal to the Employee in the framework of or because of this Employment Contract is confidential (Confidential Information).

15.2De Werknemer erkent dat de Vertrouwelijke Informatie een grote waarde heeft voor de Werkgever en/of voor de vennootschappen van de groep waartoe de Werkgever behoort.	15.2The Employee acknowledges that the Confidential Information is of great value to the Employer and/or for the companies of the group the Employer belongs to.
15.3Worden niet als Vertrouwelijke Informatie beschouwd, alle informatie waarvan de Werknemer kan bewijzen:	15.3The following are not deemed Confidential Information, if all information of which the Employee can prove is:
-dat zij reeds publiek bekend was vóór de Werkgever ze ter kennis van de Werknemer bracht;	-information that was already public knowledge before the Employer provided the Employee with that information;
-dat zij openbaar bekend is geraakt zonder tussenkomst of nalatigheid van de Werknemer, nadat de Werkgever haar aan de Werknemer heeft onthuld; en/of	-information that became public without the involvement or the negligence of the Employee, after the Employer revealed the information to the Employee; and/or
-dat zij in het bezit was van de Werknemer op het moment dat ze aan de Werknemer bekend werd gemaakt door de Werkgever.	-information that was already held by the Employee when the Employer revealed it to the Employee.
15.4De Werknemer verbindt zich ertoe elke Vertrouwelijke Informatie als strikt vertrouwelijk te beschouwen en te houden en ze noch te onthullen, noch ter beschikking van derden te stellen zonder voorafgaand schriftelijk akkoord van de Werkgever. De Werknemer zal de Vertrouwelijke Informatie uitsluitend gebruiken binnen het kader van de uitvoering van de Arbeidsovereenkomst voor de Werkgever en zal deze informatie niet meer gebruiken vanaf het moment dat de Arbeidsovereenkomst een einde neemt.

15.4The Employee undertakes to consider all Confidential Information as confidential and to keep it that way and not to reveal it nor make it available to third parties, without the Employer’s prior written consent. The Employee will only use the Confidential Information within the framework of the performance of the Employment Contract with the Employer and will not continue to use this information after the termination of this Employment Contract.

15.5Onverminderd wat voorafgaat, en in het algemeen, zal de Werknemer zich onthouden van het onthullen of het gebruiken, in diens eigen voordeel of ten voordele van derden, van elke professionele informatie die verband houdt met de Werkgever en

15.5Without prejudice to the foregoing, and in general, the Employee will refrain from disclosing or using, for their own benefit or for the benefit of a third party, any piece of professional information related to the Employer which the Employee has learned of waarvan de Werknemer op de hoogte is via de uitvoering van zijn professionele activiteit en waarvan het onthullen of het gebruik niet gerechtvaardigd wordt door de noodwendigheden die verband houden met de uitvoering van deze Arbeidsovereenkomst.
whilst carrying out his professional activity and whose disclosure or use is not justified by the necessities related to the performance of this Employment Contract to the advantage of the Employer.
15.6Bij schending van dit artikel is de Werknemer aan de Werkgever zonder verwijl, van rechtswege en zonder ingebrekestelling een vergoeding van 15.000 EUR per begane inbreuk verschuldigd, onverminderd het recht van de Werkgever om algehele vergoeding te vorderen van de door hem geleden schade.

15.6In case of breach of this article, the Employee will immediately, automatically and without any need of a formal notice, be held to pay the Employer an indemnity of EUR 15,000 for each infringement, without prejudice to the Employer’s right to claim total compensation to cover the incurred damage.

15.7Partijen komen overeen dat elke schending van enige verplichting opgenomen in dit artikel, bovendien geldig door de Werkgever kan worden beschouwd als een dringende reden die de onmiddellijke beëindiging van de Arbeidsovereenkomst rechtvaardigt zonder opzeggingsvergoeding.

15.7Parties agree that any breach to any obligation set out in this article can moreover be validly considered by the Employer as a gross misconduct justifying an immediate termination of this Employment Contract without payment in lieu of notice.

15.8De Werknemer erkent dat de verplichtingen opgenomen in dit artikel eveneens van toepassing zijn op iedere vorm van informatie die toebehoort aan klanten, leveranciers, andere zakenrelaties van de Werkgever, of aan derden die deze informatie zouden overhandigd, onthuld, of toevertrouwd hebben aan de Werkgever of aan de Werknemer.

15.8The Employee acknowledges that the obligations set out in this article are equally applicable to all forms of information belonging to clients, suppliers, to the Employer’s other business relations, or third parties that presented, revealed or confided information to the Employer or Employee.

Artikel 16.Niet-afwerving	Article 16.Non poaching
16.1Het is de Werknemer verboden gedurende de gehele duur van de Arbeidsovereenkomst, alsmede tijdens een periode van 12 maanden na de beëindiging ervan, om welke reden en op welke wijze ook, hetzij rechtstreeks, hetzij onrechtstreeks, personeel van de Werkgever of van met de Werkgever verbonden vennootschappen af te werven of te vragen, ertoe aan te zetten of trachten over te halen om hun arbeidsovereenkomst geheel of gedeeltelijk te beëindigen en rechtstreeks of onrechtstreeks in welke hoedanigheid dan ook prestaties te leveren voor de Werknemer of voor wie dan ook.

16.1During this Employment Contract as well as during a period of 12 months following its termination, for whatever reason and in whatever way, the Employee is prohibited from, either directly or indirectly, enticing any personnel of the Employer or of any companies of the group the Employer belongs to away. Furthermore, the Employee undertakes not to solicit, to instigate or to try to persuade any of said personnel to terminate their employment contract completely or partially and to perform services in whatever capacity, directly or indirectly, for the Employee or any other person.

16.2Bij overtreding van de in dit artikel omschreven verbintenis is de Werknemer aan de Werkgever zonder verwijl, van rechtswege en zonder ingebrekestelling 15.000 EUR per begane inbreuk verschuldigd, onverminderd het recht van de Werkgever om algehele vergoeding te vorderen van de door hem geleden schade.

16.2In case of violation of the obligation mentioned in this article, the Employee will immediately, automatically and without any need of prior warning, owe an indemnity of EUR 15,000 for each infringement, without prejudice to the right of the Employer to claim total indemnification for the damage incurred.

Artikel 17.Niet-concurrentiebeding	Article 17.Non-compete clause
17.1Onderhavig niet-concurrentiebeding wordt afgesloten in toepassing van artikel 86, §2 van de Wet van 3 juli 1978 en de CAO nr. 1 bis van 21 december 1978.	17.1The present non-compete clause is entered into in accordance with Article 86, §2 of the Act of 3 July 1978 and the CBA no. 1bis of 21 December 1978.
17.2Het is de Werknemer verboden na de beëindiging van de Arbeidsovereenkomst gedurende een periode van 12 maanden, een activiteit uit te oefenen die gelijkaardig is met deze uitgeoefend in
17.2The Employee undertakes not to carry out any activity similar to the activity exercised in the framework of the Employment Contract for a period of 12 months after the termination thereof, be it by het kader van de arbeidsrelatie onder de onderhavige Arbeidsovereenkomst, hetzij door exploitatie van een persoonlijke concurrerende onderneming, hetzij door zich ten dienste te stellen bij een concurrerende werkgever (zoals, maar niet beperkt tot, de volgende bedrijven: Continental, Bosch, Mekra Lang, CTS Corporation, GHSP, Kongsberg Automotive, ZF Friedrichshafen AG, Motherson Sumi Systems, Ficosa Corporation, Magna International Inc., Clarience Technologies, Methode Electronics Inc., Gentex Corporation, enz.) en zo de mogelijkheid te hebben nadeel te berokkenen aan de Werkgever door voor zichzelf of ten voordele van een concurrent van de Werkgever bijzondere kennis aan te wenden die opgedaan werd in het kader van de arbeidsrelatie, beheerst door de onderhavige Arbeidsovereenkomst.

operating a personal competing business, or by providing services to a competing employer (such as but not limited to the following companies: Continental, Bosch, Mekra Lang, CTS Corporation, GHSP, Kongsberg Automotive, ZF Friedrichshafen AG, Motherson Sumi Systems, Ficosa Corporation, Magna International Inc., Clarience Technologies, Methode Electronics Inc., Gentex Corporation, etc.) and thereby possibly harming the Employer by using for her own purposes or for the purposes of a competitor of the Employer the special knowledge acquired whilst carrying out this Employment Contract.

17.3Dit niet-concurrentiebeding zal toepasselijk zijn in België, Zweden, Estland, Nederland, Duitsland, Frankrijk, Spanje, Groot-Brittannië, Ierland, Zuid-Korea, China, Luxemburg, Mexico, Brazilië en de Verenigde Staten.

17.3This present non-compete clause will be applicable in Belgium, Sweden, Estonia, the Netherlands, Germany, France, Spain, the UK, Ireland, South Korea, China, Luxembourg, Mexico, Brazil, and the United States.

17.4Dit niet-concurrentiebeding zal zonder uitwerking blijven indien een einde wordt gesteld aan de Arbeidsovereenkomst door de Werknemer wegens dringende reden in hoofde van de Werkgever.	17.4This present non-compete clause will be of no effect if the Employment Contract is terminated by the Employee for gross misconduct of the Employer.
17.5De Werkgever zal gehouden zijn tot het betalen van een forfaitaire vergoeding gelijk aan de helft van de bruto maandloon overeenstemmend met de duur van het niet-concurrentiebeding, in dit geval een vergoeding overeenstemmend met 6 maanden brutoloon, betaald in de loop van de maand volgend op het einde van de huidige Arbeidsovereenkomst.

17.5The Employer will be held to pay a lump-sum indemnity equal to half of the gross salary corresponding to the duration of the non-compete clause, in this case an indemnity corresponding to 6 months gross salary, paid during the month following the end of the present Employment Contract.

17.6In geval van niet nakoming van het niet concurrentiebeding door de Werknemer, zal deze laatste gehouden zijn aan de Werkgever de vergoeding terug te betalen die de Werknemer ontvangen zou hebben en zal de Werknemer daarenboven aan de Werkgever een bedrag dienen te betalen gelijk aan het bedrag van de vergoeding, dit alles onder voorbehoud van de rechten van de Werkgever om de volledige schadevergoeding te vorderen.

17.6In case of violation of the non-compete clause by the Employee, the latter will be held to reimburse the indemnity the Employee received from the Employer to the latter and pay the Employer an amount equal to this indemnity, without prejudice to the right of the Employer to claim total indemnification.

17.7Het niet-concurrentiebeding zal geen toepassing vinden en de Werkgever zal dus niet gehouden zijn deze niet-concurrentievergoeding te betalen indien hij binnen een periode van 15 dagen na de stopzetting van de Arbeidsovereenkomst uitdrukkelijk aan de toepassing van dit niet-concurrentiebeding verzaakt.

17.7The non-compete clause will not apply, and the Employer will therefore not be obliged to pay the aforementioned non-compete indemnity, if he explicitly waives, within a period of 15 days after the termination of the Employment Contract.

Artikel 18.Bedrijfseigendom	Article 18.Business property
18.1De Werknemer dient zorg te dragen voor de documenten, voorwerpen, en in het algemeen, de werkinstrumenten en het materiaal dat de Werkgever ter beschikking stelt. De Werknemer zal deze in goede staat onderhouden.
18.1The Employee must take care of the documents, objects, and in general, tools and material that the Employer makes available. The Employee shall maintain them in good condition.

18.2De Werknemer verbindt zich ertoe op het eerste verzoek van de Werkgever, en ten laatste op het moment waarop de Arbeidsovereenkomst een einde neemt om welke reden ook, onmiddellijk aan de Werkgever alle documenten en voorwerpen die toebehoren aan de Werkgever of aan een vennootschap van de groep waartoe de Werkgever behoort, terug te bezorgen zonder hiervan een kopie te behouden.

18.2Upon the Employer’s first request, and at the latest when the Employment Contract terminates for whatever reason, the Employee commits to immediately return to the Employer, without keeping any copy, all documents and objects that belong either to the Employer or to a company of the group the Employer belongs to.

18.3Tevens moeten alle documenten, correspondentie, gegevensbestanden, informaticaprogramma’s of andere dragers die Vertrouwelijke Informatie of andere informatie die rechtstreeks of onrechtstreeks verband houdt met de activiteiten van de Werkgever of de vennootschappen van de groep waartoe de Werkgever behoort, en die de Werknemer heeft ontvangen, in bezit heeft gehad of zelf heeft bijeengebracht in de uitvoering van de Arbeidsovereenkomst, worden teruggegeven zonder hiervan een kopie te behouden.

18.3Similarly, all documents, correspondence, data, IT-programs or other carriers of Confidential Information or other information relating directly or indirectly to the Employer’s activities or to the activities the companies of the group the Employer belongs to, and which the Employee has received, had or collected during the performance of the Employment Contract, must be returned without keeping any copy.

Artikel 19.Verplichtingen van de Werknemer	Article 19.Obligations of the Employee
19.1De Werknemer verbindt zich ertoe de taken toevertrouwd door de Werkgever te goeder trouw uit te voeren en zich strikt te houden aan de gegeven instructies.	19.1The Employee will carry out all tasks entrusted by the Employer in good faith and will strictly comply with the instructions given.
De Werknemer zal alle mogelijke inspanningen leveren om diens kennis en knowhow in verband met de functies en het werk onder deze Arbeidsovereenkomst te handhaven en, indien nodig, te verbeteren en bij te werken. De Werknemer zal al het nieuwe materiaal en de nieuwe documentatie die door de Werkgever wordt gegeven terdege bestuderen.

The Employee will make all possible efforts to preserve their knowledge and knowhow relating to the function and duties under this Employment Contract, and, where necessary, to improve and update them. The Employee will thoroughly study all new material and documentation submitted by the Employer.

19.2De Werknemer zal, op geen enkele manier, hetzij direct, hetzij indirect (i) kunnen worden aangeworven of tewerkgesteld in, (ii) kunnen worden betrokken (onder welke hoedanigheid het ook zij) bij of (iii) kunnen bijdragen tot het leveren van diensten aan een andere onderneming of organisatie wanneer een dergelijke activiteit in conflict treedt of kan treden met de belangen van de Werkgever of wanneer een dergelijke activiteit van aard is de efficiënte uitvoering van de taken, die rusten op de Werknemer in het gedrang te brengen.

19.2The Employee will in no way, either directly or indirectly, (i) be hired or employed in, (ii) be involved in (irrespective of the capacity) or (iii) contribute to the performance of services to other companies or organisations if such activity would or could be conflicting with the interests of the Employer or if any such activity is of such a nature that it could hinder the efficient performance by the Employee of the tasks entrusted with.

19.3De Werknemer onthoudt zich tevens, zowel gedurende de Arbeidsovereenkomst als na beëindiging daarvan, van elke daad van oneerlijke concurrentie en van elke vorm van medewerking aan een dergelijke daad.
19.3The Employee shall also refrain, both during this Employment Contract and after its termination, from any act of unfair competition and from any form of collaboration in such an act.

Artikel 20.Intellectuele eigendom	Article 20.Intellectual property
20.1De Werknemer draagt, aan de Werkgever, die aanvaardt, de volle en exclusieve eigendom over van alle intellectuele eigendomsrechten, zoals, maar niet beperkt tot, auteursrecht, merkenrecht, tekeningen en modellenrecht, (sui-generis)

20.1The Employee transfers to the Employer, who accepts, full and exclusive ownership of all intellectual property rights, including, but not limited to, copyright, trademark rights, design rights, database (sui-generis) rights, patent rights, on any creation, databankenrecht, octrooirecht, op iedere en elke creatie, uitvinding, materiaal, werk of prestatie (waaronder wordt begrepen teksten en figuren, algoritmes, ontwerpen, tekeningen, modellen, stalen, apparaten, engineering, informatie over hardwareconfiguraties, onderzoeksrapporten, visualisaties, voorstellingsmiddelen of –materialen en dies meer) (Werk) gerealiseerd, uitgevonden of uitgedrukt door de Werknemer, alleen of samen met anderen, die rechtstreeks of onrechtstreeks voortvloeit of voortvloeide (vanaf de ondertekening van de Arbeidsovereenkomst) uit om het even welke activiteit in het kader van de uitvoering van de taken van de Werknemer onder de Arbeidsovereenkomst (de IE Rechten).

invention, material, work or performance (including text and figures, algorithms, designs, models, samples, apparatus, engineering, information relating to physical computer configurations, research reports, visualisations, means or materials of presentation and the like) (Creation) made, invented or expressed by the Employee, alone or with others, that arise or result directly or indirectly (from the signing of the Employment Contract) from any activity in the performance of the Employee's obligations under the Employment Contract (the IP Rights).

20.2De overdracht is exclusief, onherroepelijk (ook na het einde van de Arbeidsovereenkomst om welke reden en op welke wijze dan ook) en heeft betrekking op alle territoria wereldwijd. De overdracht gaat in op het ogenblik van de creatie/realisatie van het (onderdeel van het) Werk en blijft van kracht voor de hele duur dat de IE Rechten bescherming genieten of zullen genieten door huidige of toekomstige Belgische of buitenlandse wetten of internationale verdragen.

20.2This assignment is exclusive, irrevocable (even after the Employment Contract has been terminated for any reason and by any means whatsoever) and covers all territories of the world. The assignment takes effect at the time of the creation/realisation of the Creation (or part thereof) and remains in force for the entire period during which the IP Rights are or will be protected by Belgian or foreign laws or international treaties, present or future.

20.3De Werknemer garandeert de nodige rechten te bezitten om zich te verbinden tot de overdracht in dit artikel en verbindt er zich toe om in de uitvoering van deze Arbeidsovereenkomst geen intellectuele eigendomsrechten of andere rechten van derden te schenden.

20.3The Employee guarantees to possess the necessary rights to undertake the assignment referred to in this article, and undertakes not to infringe the intellectual property rights or other rights of third parties in the performance of this Employment Contract.

20.4Inzake de Werken die beschermd zijn door het auteursrecht, heeft de overdracht betrekking op alle economische rechten van het auteursrecht, met inbegrip van de rechten op reproductie, van mededeling aan het publiek, van bewerking, van vertaling, van distributie, van verkoop, verhuren of uitlenen.

20.4With regard to Creations protected by copyright, the assignment concerns all the economic rights of copyright, including the rights of reproduction, communication to the public, adaptation, translation, distribution, sale, rental or lending.

20.5De Werknemer erkent dat de vergoeding voor de overdracht zoals bepaald in dit artikel integraal vervat is in de vergoeding die de Werknemer in uitvoering van de Arbeidsovereenkomst ontvangt en heeft ontvangen.

20.5The Employee acknowledges that the remuneration for the assignment as stipulated in this article is fully included in the remuneration the Employee receives and has received in execution of this Employment Contract.

20.6Indien de exploitatie van het Werk zou gebeuren onder op het ogenblik van de Arbeidsovereenkomst nog onbekende exploitatievormen, wordt de Werknemer, in tegenstelling tot wat hierboven gesteld werd, een eenmalige vergoeding toegekend ten bedrage van 1 % van de winst die door deze exploitatievorm gerealiseerd wordt, na aftrek van de belastingen en met een maximum van 500 EUR.

20.6If the exploitation of the Creation takes place in forms of exploitation unknown at the time of the conclusion of this Employment Contract, the Employee shall be granted, contrary to what is indicated above, a single payment amounting to 1% of the profit generated by this form of exploitation, after deduction of taxes and for a maximum amount of EUR 500.

20.7De Werknemer doet afstand van de uitoefening van de morele rechten van het auteursrecht. Zonder het algemeen karakter van de overdracht te beperken, heeft de Werkgever exclusief het recht om naar eigen goeddunken:
20.7The Employee renounces the exercise of the moral rights of copyright. Without limiting the generality of the assignment, the Employer shall have the exclusive right, at its sole discretion, to:

a) te bepalen of, wanneer en hoe het Werk (geheel of gedeeltelijk) geëxploiteerd zal worden; zelfs het Werk dat voor een lange duur niet geëxploiteerd wordt, zal de exclusieve eigendom van de Werkgever blijven;

a) determine whether, when and how the Creation will be exploited (in whole or in part); the Creation that is not exploited for a long period of time shall also remain the exclusive property of the Employer;

b) het Werk op anonieme basis te exploiteren of onder een naam of teken van zijn keuze, zonder de naam van de Werknemer te moeten vermelden; en	b) exploit the Creation anonymously or under the name or sign of its choice, without having to indicate the name of the Employee; and
c) het Werk te wijzigen (zonder afbreuk te doen aan het recht van de Werknemer om zich tegen elke misvorming, verminking, of andere wijziging of aantasting van het Werk die diens eer of reputatie kunnen schaden in de zin van art. 6bis van het Verdrag van Bern te verzetten).

c) modify the Creation (without prejudice to the Employee's right to object to any distortion, mutilation or other modification or deterioration of the Creation which could harm their honour or reputation within the meaning of Article 6bis of the Berne Convention).

20.8Indien de Werkgever de verkregen IE Rechten zou overdragen aan een derde partij, zal de verkrijger het recht hebben om het Werk onder dezelfde voorwaarden als de Werkgever te exploiteren.	20.8Should the Employer transfer the acquired IP Rights to a third party, the assignee shall have the right to exploit the Creation under the same terms and conditions as the Employer.
20.9De Werknemer zal de Werkgever enige en alle bronbestanden betreffende het desbetreffende Werk bezorgen, met name de broncode van het Werk in geval het Werk een computerprogramma is, zonder enige technische bescherming dat het gebruik door de Werkgever zou verhinderen.

20.9The Employee shall provide the Employer with all source files relating to the Creation in question, in particular the source code of the Creation if it is a computer program, without any technical protection that would prevent its use by the Employer.

20.10De Werknemer zal de Werkgever, zowel tijdens de duur van de Arbeidsovereenkomst als daarna (ongeacht de reden en de wijze van beëindiging van de Arbeidsovereenkomst) kosteloos alle noodzakelijke en nuttige bijstand, informatie en documentatie verlenen voor het bekomen, de vrijwaring en de bescherming van het desbetreffende IE Recht, onder meer door het ondertekenen van relevante documenten en door medewerking te verlenen in enige procedure of handeling noodzakelijk voor het bekomen, vrijwaring en bescherming van het desbetreffende IE Recht.

20.10The Employee shall provide the Employer free of charge, both during the execution of the Employment Contract and after its termination (irrespective of the reason for and means of termination of the Employment Contract), with all assistance, information and documentation necessary and useful to obtain, compensate and protect the IP Rights concerned, including by signing the relevant documents and cooperating in any procedure or act necessary to obtain, compensate and protect the IP Rights concerned.

20.11De Werknemer erkent uitdrukkelijk dat ingeval de Werkgever in gebreke blijft zijn verplichtingen o.g.v. de Arbeidsovereenkomst uit te voeren, de Werknemer hierbij uitdrukkelijk afziet van de toepassing van artikel 1184 Oud Burgerlijk Wetboek en de enige remedie voor de Werknemer zal bestaan in een vordering tot schadevergoeding met uitsluiting van het recht om de overdracht te herroepen, in te perken of te beëindigen.

20.11The Employee expressly acknowledges that if the Employer does not fulfil its obligations under the Employment Contract, the Employee expressly waives the application of Article 1184 of the Old Civil Code and that the Employee's only recourse shall be a claim for damages, excluding the right to revoke, limit or terminate the assignment.

Artikel 21.E-mail en internet	Article 21.Email and Internet
21.1Het is de Werknemer verboden e-mails of brieven te versturen, onder welke vorm of van welke aard ook, hetzij intern, hetzij extern, die lasterlijk zouden kunnen zijn voor enige persoon of vennootschap, die beledigende, bedreigende of discriminerende opmerkingen bevatten of de verspreiding of de opvordering van obsceen of

21.1The Employee is prohibited from sending emails or letters, in whatever form or of whatever nature, be it internally or externally, which could be defamatory for any person or company, which hold insulting, threatening or discriminatory remarks or which publish or disseminate obscene or pornographic materials of whatever nature, other than emails of a pornografisch materiaal inhouden van welke aard ook, andere dan e-mails van hoofdzakelijk persoonlijke aard (die niet aanstootgevend zijn) of andere dan e-mails die vereist zijn voor de goede uitvoering van de taken van de Werknemer.
mainly private nature (which are not offensive) or emails which are necessary for the correct execution of the Employees’ duties.
21.2De Werknemer dient de interne richtlijnen met betrekking tot het gebruik van elektronische briefwisseling en internet binnen de Vennootschap te respecteren.	21.2The Employee has to comply with the internal guidelines with respect to the use of email and internet applicable within the Company.
De Werknemer zal niet proberen zich toegang te verschaffen tot persoonlijke data in informaticabestanden of in papieren van de Werkgever of deze aan anderen (al dan niet tewerkgesteld door de Werkgever) te onthullen, behalve in de mate dat hiertoe door de Werkgever schriftelijk toelating werd verleend.	The Employee will not attempt to access the personal data stored in the electronic files or in the paper files of the Employer or to disclose them to third parties (employed or not by the Employer), unless if the Employer has given a written permission to that effect.
De Werknemer mag geen bestanden of folders in gelijk welke vorm uitwissen of vernietigen zonder hiertoe gemachtigd te zijn door de Werkgever.	The Employee will not delete or destroy any files or folders in whatever form without due permission of the Employer.
21.3De Werknemer zal private e-mails laten verlopen via een persoonlijk e-mailadres (genre Hotmail), en niet via het e-mailadres dat door de Werkgever aan de Werknemer ter beschikking wordt gesteld.	21.3The Employee will send his private emails via a personal email address (such as Hotmail) and not via the email address which is made available to the Employee by the Employer.
Het gebruik van het e-mailsysteem van de Werkgever voor private e-mails is verboden. Aldus wordt ervan uitgegaan dat alle e-mails die via dit e-mailsysteem verlopen, een beroepskarakter hebben.	The use of the email system of the Employer for private purposes is prohibited. The Employer therefore assumes that all emails, which are sent via this email system, are of a professional nature.
21.4Bij geplande afwezigheid, zal de Werknemer de functie “afwezigheidsassistent” van zijn mailbox instellen. Bij niet-geplande afwezigheid van de Werknemer, zal de hiërarchische overste van de Werknemer de “afwezigheidsassistent” van de mailbox van de Werknemer instellen. In beide gevallen zal in het automatisch antwoord aan de afzender de hiërarchische overste van de Werknemer worden vermeld als te contacteren persoon.

21.4In case of planned absence, the Employee will activate the “out of office assistant” of his mailbox. In case of non-planned absence, the Employee’s immediate supervisor will activate the “out of office assistant” of the mailbox of the Employee. In both cases, the Employee’s immediate supervisor will be mentioned in the automatic reply to the sender as the contact person.

Artikel 22.Dringende reden	Article 22.Gross misconduct
Elk van de volgende handelingen worden door Partijen als voorbeelden van een dringende reden beschouwd, die de verbreking van de Arbeidsovereenkomst door de Werkgever rechtvaardigt zonder opzeggingstermijn of -vergoeding:	Each of the following acts or behaviours are considered by the Parties as examples of a gross misconduct, justifying the immediate termination of the Employment Contract by the Employer without notice period or indemnity in lieu of notice:
-ernstig wangedrag, oneerlijkheid of diefstal;	-serious misconduct, dishonesty or theft;
-bekendmaking van handels-, zaken-, of fabrieksgeheimen van de Werkgever;	-disclosure of trade, business or manufacturing secrets of the Employer;
-zwartmaking van de Werkgever, zijn activiteiten of producten;	-slandering with regard to the Employer, his activities or products;
-uitoefening van voor de Werkgever, schadelijke of met hem concurrerende activiteiten;	-the performance of activities that may be harmful for the Employer or competing with his activities;
-onwettige afwezigheid;	-unjustified absence;

-weigering bevelen van de Werkgever op te volgen; en/of	-the refusal to comply with the Employer’s orders; and/or
-niet naleving van de geheimhoudingsplicht.	-violation of the confidentiality obligation.
De bovenvermelde opsomming is niet limitatief.	The list above is not exhaustive.

Artikel 23.Bevoegd Paritair Comité	Article 23.Applicable Joint Committee
De Werkgever ressorteert onder de bevoegdheid van het Paritair Comité nr. 200.	The Employer pertains to Joint Committee no. 200.

Artikel 24.Gebruik	Article 24.Usages
Partijen komen overeen dat het gebruik of de gewoonte in hun arbeidsrelatie niet zal gelden als bron van rechten en verplichtingen van de Partijen, en dit ongeacht de vraag of dergelijk gebruik in strijd is of zou kunnen zijn met andere rechtsbronnen die in de arbeidsrelatie van Partijen van toepassing zijn.	The Parties agree that the usages or the common practices applied in their employment relationship shall not be considered as a source of any right or obligations with respect to any of the Parties, and this irrespective of the fact that such usages or common practices are contradicting with any other sources of law which govern the employment relationship between the Parties.

Artikel 25.Volledigheid van het akkoord, bevoegde rechtbanken en toepasselijk recht	Article 25.Entire agreement, competent jurisdiction and applicable law
25.1Onderhavige Arbeidsovereenkomst, met bijlagen, vormt de gehele overeenkomst tussen Partijen en vervangt alle andere, vroegere of gelijktijdige, schriftelijke of mondelinge overeenkomsten en doet deze teniet.
25.1The present Employment Contract, with its appendices, represents the entire agreement between the Parties and replaces and abolishes all other, prior or simultaneous, written or oral agreements.
25.2Indien enige bepaling van onderhavige Arbeidsovereenkomst nietig of ongeldig zou verklaard worden, zullen de overige bepalingen hierdoor niet aangetast worden.	25.2If any provision of this Employment Contract is declared null and void, the remaining provisions will not be affected thereby.
Partijen zullen zich inspannen om de nietige of ongeldige bepaling te vervangen door een geldige bepaling, waarvan de uitwerking zo dicht mogelijk aanleunt bij de beoogde uitwerking van de nietige of ongeldige bepaling.	The Parties will endeavour to replace the invalid provision by a valid provision, the effect of which is as close as possible to the intended effect of the invalid provision.
25.3Onderhavige Arbeidsovereenkomst, alsook alle bijlagen, is onderworpen aan het Belgisch recht. Alleen de Belgische hoven en rechtbanken zijn bevoegd om kennis te nemen van gebeurlijke geschillen tussen Partijen.
25.3The present Employment Contract, as well as all of its appendices, is governed by Belgian law. Any dispute between Parties will be exclusively settled by the Belgian courts.

Artikel 26.Ontvangen documenten	Article 26.Documents received
26.1De Werknemer verklaart een origineel van onderhavige Arbeidsovereenkomst te hebben ontvangen.	26.1The Employee declares having received an original of this Employment Contract.
26.2De Werknemer erkent tevens alle geldende policies te hebben ontvangen, alsook het arbeidsreglement van de Werkgever. De Werknemer gaat er bovendien mee akkoord de inhoud daarvan strikt te zullen naleven.
26.2The Employee furthermore acknowledges having received all applicable policies, as well as the Employer’s work rules. The Employee furthermore agrees to strictly comply with their contents.

Handtekeningpagina volgt	Signature page follows

Opgemaakt op 31 August 2024, in twee originele ondertekende exemplaren, waarvan elke Partij verklaart één origineel exemplaar behoorlijk ondertekend door de andere Partij te hebben ontvangen.	Thus made and signed in two original copies, on 31 August 2024, each Party acknowledging having received a copy duly signed by the other Party.

Voor de Werkgever, te Novi, MI, U.S.A. , /s/ James Zizelman	For the Employer, in Novi, MI, U.S.A. , /s/ James Zizelman
James Zizelman President and CEO Stoneridge, Inc.	James Zizelman President and CEO Stoneridge, Inc.

De Werknemer, te KRAAINEM , /s/ Natalia Noblet Natalia Noblet	The Employee, in KRAAINEM , /s/ Natalia Noblet Natalia Noblet